Exhibit 11
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     MELVILLE CORPORATION AND SUBSIDIARY COMPANIES
          COMPUTATION OF PER SHARE EARNINGS
    ($ and shares in thousands, except per share data)


                                                         Three Months Ended    Three Months Ended
                                                           April 2, 1994         March 27, 1993
                                                         ------------------    ------------------
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PRIMARY LOSS PER COMMON SHARE:

  Net loss                                                  ($  2,505)            ($ 21,686)
  Less:  Preferred dividends, net                               4,237                 3,937
                                                            ---------             ---------
  Net loss used to calculate
   primary loss per share                                   ($  6,742)            ($ 25,623)
                                                            =========             =========

 Weighted average number of shares
  outstanding                                                 105,351               104,754

 Add:  Weighted average number of shares which
       could have been issued upon exercise
       of outstanding options                                      91                   454
                                                            ---------             ---------

 Weighted average number of shares used to
  compute primary loss per share                              105,442               105,208
                                                            =========             =========

Primary loss per share                                         ($0.06)               ($0.24)
                                                            =========             =========

FULLY DILUTED LOSS PER COMMON SHARE:

 Net loss                                                   ($  2,505)            ($ 21,686)

 Less:  Preferred dividends                                        13                    13
                                                            ---------             ---------

 Net loss used to calculate fully diluted
  loss per share, before adjustments                           (2,518)              (21,699)

 Less: Adjustments resulting principally from the
       assumed conversion of the Series One ESOP
       Convertible Preference Stock, net of tax benefit         1,657                 1,072
                                                            ---------             ---------

 Net loss used to calculate fully diluted
   loss per share                                           ($  4,175)            ($ 22,771)
                                                            =========             =========

 Weighted average number of shares used to
  compute primary loss per share                              105,351               104,754

 Add:  Weighted average shares of Series One
       Convertible Preference Stock assuming
       conversion                                               7,074                 6,742

 Add:  Weighted average number of shares which
       could have been issued upon exercise
       of outstanding options                                      91                   454

 Add:  Weighted average number of shares which
       could have been issued upon conversion of
       4 7/8% debentures                                            6                     6
                                                            ---------             ---------
 Weighted average number of shares used to compute
  fully diluted loss per share                                112,522               111,956
                                                            =========             =========

 Fully diluted loss per share                                  ($0.04)               ($0.20)
                                                            =========             =========
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